SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              SONOMA VALLEY BANCORP
                              ---------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
                           --------------------------
                         (Title of Class of Securities)

                                   835592 106
                                   ----------
                                 (CUSIP Number)


                                February 14, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    835592 106
             ----------
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON                              Robert B. Hitchcock
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    a   [ ]
                                                                    b   [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                                             5.       SOLE VOTING POWER

              NUMBER OF                               120,328
               SHARES                        -----------------------------------
             BENEFICIALLY                    6.       SHARED VOTING POWER
                OWNED
               BY EACH                                0
              REPORTING                      -----------------------------------
             PERSON WITH                     7.       SOLE DISPOSITIVE POWER

                                                      120,328
                                             -----------------------------------
                                             8.       SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         120,328
--------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  [ ]

       5.51%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1.           Name and Address of Issuer

         (a)      Sonoma Valley Bancorp

         (b)      202 West Napa Street
                  Sonoma, California 95476

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

         (a)      Robert B. Hitchcock

         (b)      202 West Napa Street
                  Sonoma, California 95476

         (c)      USA

         (d)      Common Stock

         (e)      835592 106

Item 3.           If this statement is filed pursuant to Rule 13d-1(b), or 13d-2
                  (b), check whether the person filing is a:

(a)      [ ]      Broker or Dealer registered under Section 15 of the Act

(b)      [ ]      Bank is defined in Section 3(a)(6) of the Act

(c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the Act

(d)      [ ]      Investment  Company  registered   under   Section  8  of   the
                  Investment Company Act

(e)      [ ]      Investment  Adviser  registered  under  Section  203  of   the
                  Investment Advisers Act of 1940

(f)      [ ]      Employee  Benefit  Plan,  Pension Fund which is subject to the provisions of the Employee  Retirement  Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent Holding Company, in accordance with  Section  240.13d-1
                  (b)(ii)(G) (Note: See Item 7)

(h)      [ ]      Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership

         (a)      Amount Beneficially Owned:         120,328(1)

         (b)      Percent of Class:                  5.51%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:  120,328(1)
                  (ii)     shared power to vote or to direct the
                           vote:                                            0
                  (iii)    sole power to dispose or to direct the
                           disposition of:                            120,328(1)
                  (iv)     shared power to dispose or to direct the
                           disposition of:                                  0
__________
(1) Includes options to purchase 32,430 shares of Common Stock exercisable within 60 days of December 31, 2004.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

Item 6.           Ownership  of  More  than  Five  Percent  on Behalf of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 2, 2005                       /s/ Robert B. Hitchcock
       ----------------                       ----------------------------------
                                              Robert B. Hitchcock, an Individual